As filed with the Securities and Exchange Commission on April 21, 2026

Securities Act File No. 333-292299

Investment Company Act File No. 811-08777

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-2

Registration Statement

Under

the Securities Act of 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1	☒
and/or Registration Statement Under
the Investment Company Act of 1940	☒
Amendment No. 26	☒

Credit Suisse High Yield Credit Fund

(Exact Name of Registrant as Specified In Charter)

1285 Avenue of the Americas

New York, New York 10019

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: 212-325-2000

Omar Tariq

Credit Suisse High Yield Credit Fund

1285 Avenue of the Americas

New York, New York 10019

(Name and Address of Agent For Service)

Copies of information to:

Justin L. Browder Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, DC 20001	Bissie K. Bonner Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017

Approximate Date of Commencement of Proposed Public Offering: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box ☐

If any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan, check the following box ☒

If this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto, check the following box ☒

If this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box ☐

It is proposed that this filing will become effective (check appropriate box):

☐	when declared effective pursuant to Section 8(c) of the Securities Act

If appropriate, check the following box:

☐	This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].

☐

This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

☐

This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

☒

This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: 333-292299.

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (the “Investment Company Act”)).

☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☒	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities and Exchange Act of 1934).

☐

If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File Nos. 333-292299 and 811-08777) of Credit Suisse High Yield Credit Fund (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 1 consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-2 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C

Other Information

Item 25. Financial Statements and Exhibits

1. Financial Statements

Part A — The annual report to the Fund’s shareholder for the fiscal year ended October 31, 2025 (the “2025 Annual Report”) is incorporated by reference.

Part B — Audited financial statements for the fiscal year ended October 31, 2025 and related Report of Independent Registered Public Accounting Firm are incorporated by reference herein to the 2025 Annual Report, which is also incorporated by reference.

2. Exhibits

(a)(1)	Agreement and Declaration of Trust of the Registrant is incorporated by reference to the Registrant’s Registration Statement on Form N-2, filed on July 24, 1998 (Securities Act File No. 333-52373).

(a)(2)	Certificate of Amendment to Agreement and Declaration of Trust, dated February 6, 2001, is incorporated by reference to Exhibit (a)(2) to the Registrant’s Registration Statement on Form N-2, filed on August 4, 2010 (Securities Act File No. 333-168531).

(a)(3)	Certificate of Amendment to Agreement and Declaration of Trust, dated May 31, 2001, is incorporated by reference to Exhibit (a)(3) to the Registrant’s Registration Statement on Form N-2, filed on August 4, 2010 (Securities Act File No. 333-168531).

(a)(4)	Certificate of Amendment to Agreement and Declaration of Trust, dated April 10, 2002, is incorporated by reference to Exhibit (a)(4) to the Registrant’s Registration Statement on Form N-2, filed on August 4, 2010 (Securities Act File No. 333-168531).

(a)(5)	Certificate of Amendment to Agreement and Declaration of Trust, dated August 16, 2007, is incorporated by reference to Exhibit (a)(5) to the Registrant’s Registration Statement on Form N-2, filed on August 4, 2010 (Securities Act File No. 333-168531).

(a)(6)	Certificate of Amendment to Certificate of Trust, dated September 15, 2025, is incorporated by reference to Exhibit (a)(6) to the Registrant’s Registration Statement on Form N-2, filed on December 19, 2025 (Securities Act File No. 333-292299).

(b)(1)	Bylaws are incorporated by reference to Exhibit (b) to the Registrant’s Registration Statement on Form N-2, filed on February 28, 2018 (Securities Act File No. 333-217833).

(c)	Not applicable

(d)(1)	Provisions of instruments defining the rights of holders of securities are contained in the Registrant’s Agreement and Declaration of Trust and Bylaws, each as amended.

(d)(2)	Form of Subscription Certificate for Common Shares is filed herewith.

(d)(3)	Form of Notice of Guaranteed Delivery is filed herewith.

(d)(4)	Form of Instrument of Designation of Rights is filed herewith.

(e)	Dividend Reinvestment and Cash Purchase Plan is incorporated by reference to Exhibit (e) to the Registrant’s Registration Statement filed on Form N-2, filed on August 4, 2010 (Securities Act File No. 333-168531).

(f)	Not applicable

(g)(1)	Investment Advisory Agreement with UBS Asset Management (Americas) LLC, dated September 26, 2023, is incorporated by reference to Exhibit (g)(1) to the Registrant’s Registration Statement on Form N-2, filed on December 19, 2025 (Securities Act File No. 333-292299).

(g)(2)	Amendment to Investment Advisory Agreement dated May 1, 2024, is incorporated by reference to Exhibit (g)(2) to the Registrant’s Registration Statement on Form N-2, filed on December 19, 2025 (Securities Act File No. 333-292299).

(h)	Form of Dealer Manager Agreement is filed herewith.

(i)	Not applicable

(j)(1)	Custodian Agreement with State Street Bank and Trust Company, dated October 20, 2000 is incorporated by reference to Exhibit g(1) to Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A of Credit Suisse Trust, filed on November 22, 2000 (Securities Act File No. 333-58125).

(j)(2)	Amendment to Custodian Agreement, dated April 26, 2001 is incorporated by reference to Exhibit (j)(2) to Credit Suisse Asset Management Income Fund’s Registration Statement on Form N-2, filed on October 25, 2012 (Securities Act File No. 333-184589).

(j)(3)	Amendment to Custodian Agreement, dated May 16, 2001 is incorporated by reference to Exhibit (j)(3) to Credit Suisse Asset Management Income Fund, Inc.’s Registration Statement on Form N-2, filed on October 25, 2012 (Securities Act File No. 333-184589).

(j)(4)	Amendment to Custodian Agreement, dated November 16, 2005 is incorporated by reference to Exhibit (j)(4) to Credit Suisse Asset Management Income Fund, Inc.’s Registration Statement on Form N-2, filed on October 25, 2012 (Securities Act File No. 333-184589).

(j)(5)	Amendment to Custodian Agreement, dated November 19, 2007 is incorporated by reference to Exhibit (j)(5) to Credit Suisse Asset Management Income Fund, Inc.’s Registration Statement on Form N-2, filed on October 25, 2012 (Securities Act File No. 333-184589).

(j)(6)	Amendment to Custodian Agreement, dated November 1, 2011 is incorporated by reference to Exhibit (j)(2) to Post-Effective Amendment No. 2 to Registrant’s Registration Statement on Form N-2, filed on February 3, 2012 (Securities Act File No. 333-176860).

(k)(1)	Registrar, Transfer Agency and Services Agreement with EquiServe, Inc., dated August 1, 2003 is incorporated by reference to Exhibit (k)(1) the Registrant’s Registration Statement on Form N-2, filed on August 4, 2010 (Securities Act File No. 333-168531).

(k)(2)	Administration Agreement with State Street Bank and Trust Company, dated June 7, 2002 is incorporated by reference to Exhibit (k)(2) to the Registrant’s Registration Statement on Form N-2, filed on August 4, 2010 (Securities Act File No. 333-168531).

(k)(3)	Amendment No. 1 to Administration Agreement, dated November 1, 2011 is incorporated by reference to the Registrant’s Registration Statement on Form N-2, filed on September 14, 2012 (Securities Act File No. 333-183901).

(k)(4)	Amendment No. 2 to the Administration Agreement, dated October 9, 2012 is incorporated by reference to Exhibit (k)(6) to the Registrant’s Registration Statement on Form N-2, filed on October 25, 2012 (Securities Act File No. 333-184589).

(k)(5)	Amendment No. 3 to the Administration Agreement, dated June 1, 2018, is incorporated by reference to Exhibit (k)(7) to Credit Suisse Asset Management Income Fund, Inc.’s Registration Statement on Form N-2, filed on September 3, 2021 (Securities Act File No. 333-259294).

(k)(6)	Credit Agreement with State Street Bank and Trust Company, dated December 12, 2008 is incorporated by reference to Exhibit (k)(3) to the Registrant’s Registration Statement on Form N-2, filed on August 4, 2010 (Securities Act File No. 333-168531).

(k)(7)	Amendment No. 1 to Credit Agreement, dated December 11, 2009 is incorporated by reference to the Registrant’s Registration Statement on Form N-2, filed on August 4, 2010 (Securities Act File No. 333-168531).

(k)(8)	Amendment No. 2 to Credit Agreement, dated December 10, 2010 is incorporated by reference to the Registrant’s Registration Statement on Form N-2, filed on September 15, 2011 (Securities Act File 333-176860).

(k)(9)	Amendment No. 3 to Credit Agreement, dated December 9, 2011 is incorporated by reference to the Registrant’s Registration Statement on Form N-2, filed on February 3, 2012 (Securities Act File No. 333-176860).

(k)(10)	Amendment No. 4 to Credit Agreement, dated December 7, 2012 is incorporated by reference to the Registrant’s Registration Statement on Form N-2, filed on July 15, 2013 (Securities Act File No. 333-183901).

(k)(11)	Amendment No. 5 to Credit Agreement, dated December 6, 2013 is incorporated by reference to the Registrant’s Registration Statement on Form N-2, filed on April 14, 2014 (Securities Act File No. 333-183901).

(k)(12)	Amendment No. 6 to Credit Agreement, dated December 5, 2014 is incorporated by reference to the Registrant’s Registration Statement on Form N-2, filed on April 15, 2015 (Securities Act File No. 333-183901).

(k)(13)	Amendment No. 7 to Credit Agreement, dated December 4, 2015 is incorporated by reference to the Registrant’s Registration Statement on Form N-2, filed on May 10, 2017 (Securities Act File No. 333-217833).

(k)(14)	Amendment No. 8 to Credit Agreement, dated December 2, 2016 is incorporated by reference to the Registrant’s Registration Statement on Form N-2, filed on May 10, 2017 (Securities Act File No. 333-217833).

(k)(15)	Amendment No. 9 to Credit Agreement, dated December 1, 2017 is incorporated by reference to the Registrant’s Registration Statement on Form N-2, filed on February 28, 2018 (Securities Act File No. 333-217833).

(k)(16)	Amendment No. 10 to Credit Agreement, dated November 30, 2018, is incorporated by reference to Exhibit (k)(16) to the Registrant’s Registration Statement on Form N-2, filed on December 19, 2025 (Securities Act File No. 333-292299).

(k)(17)	Amendment No. 11 to Credit Agreement, dated November 22, 2019, is incorporated by reference to Exhibit (k)(17) to the Registrant’s Registration Statement on Form N-2, filed on December 19, 2025 (Securities Act File No. 333-292299).

(k)(18)	Amendment No. 12 to Credit Agreement, dated November 20, 2020, is incorporated by reference to Exhibit (k)(18) to the Registrant’s Registration Statement on Form N-2, filed on December 19, 2025 (Securities Act File No. 333-292299).

(k)(19)	Amendment No. 13 to Credit Agreement, dated November 19, 2021, is incorporated by reference to Exhibit (k)(19) to the Registrant’s Registration Statement on Form N-2, filed on December 19, 2025 (Securities Act File No. 333-292299).

(k)(20)	Amendment No. 14 to Credit Agreement, dated November 18, 2022, is incorporated by reference to Exhibit (k)(20) to the Registrant’s Registration Statement on Form N-2, filed on December 19, 2025 (Securities Act File No. 333-292299).

(k)(21)	Amendment No. 15 to Credit Agreement, dated November 17, 2023, is incorporated by reference to Exhibit (k)(21) to the Registrant’s Registration Statement on Form N-2, filed on December 19, 2025 (Securities Act File No. 333-292299).

(k)(22)	Amendment No. 16. to Credit Agreement, dated November 15, 2024, is incorporated by reference to Exhibit (k)(22) to the Registrant’s Registration Statement on Form N-2, filed on December 19, 2025 (Securities Act File No. 333-292299).

(k)(23)	Amendment No. 17. to Credit Agreement, dated November 14, 2025, is incorporated by reference to Exhibit (k)(23) to the Registrant’s Registration Statement on Form N-2, filed on December 19, 2025 (Securities Act File No. 333-292299).

(k)(24)	Security Agreement with State Street Bank and Trust Company, dated December 12, 2008 is incorporated by reference to Exhibit (k)(5) to the Registrant’s Registration Statement on Form N-2, filed on August 4, 2010 (Securities Act File No. 333-168531).

(k)(25)	Securities Lending Authorization Agreement with State Street Bank and Trust Company dated March 17, 2004 (incorporated by reference to Exhibit h(7) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 28, 2009 (Securities Act File No. 33-58125)).

(k)(26)	First Amendment to Securities Lending Authorization Agreement dated December 17, 2004 (incorporated by reference to Exhibit h(8) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 28, 2009 (Securities Act File No. 33-58125)).

(k)(27)	Second Amendment to Securities Lending Authorization Agreement dated May 17, 2006 (incorporated by reference to Exhibit h(9) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 28, 2009 (Securities Act File No. 33-58125)).

(k)(28)	Third Amendment to Securities Lending Authorization Agreement dated September 15, 2006 (incorporated by reference to Exhibit h(10) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 28, 2009 (Securities Act File No. 33-58125)).

(k)(29)	Fourth Amendment to the Securities Lending Authorization Agreement dated July 16, 2007 (incorporated by reference to Exhibit h(11) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 28, 2009 (Securities Act File No. 33-58125)).

(k)(30)	Fifth Amendment to Securities Lending Authorization Agreement dated August 27, 2007 (incorporated by reference to Exhibit h(12) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 28, 2009 (Securities Act File No. 33-58125)).

(k)(31)	Sixth Amendment to Securities Lending Authorization Agreement dated December 1, 2007 (incorporated by reference to Exhibit h(13) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 28, 2009 (Securities Act File No. 33-58125)).

(k)(32)	Seventh Amendment to the Securities Lending Authorization Agreement dated April 17, 2009 (incorporated by reference to Exhibit h(14) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Credit Suisse Trust filed on April 28, 2009 (Securities Act File No. 33-58125)).

(k)(33)	Eighth Amendment to the Securities Lending Authorization Agreement dated May 21, 2009 (incorporated by reference to Exhibit h(17) to Post-Effective Amendment No.10 to the Registrant’s Registration Statement on Form N-1A, filed on February 28, 2012).

(k)(34)	Ninth Amendment to the Securities Lending Authorization Agreement dated November 1, 2011 (incorporated by reference to Exhibit h(18) to Post-Effective Amendment No.10 to the Registrant’s Registration Statement on Form N-1A, filed on February 28, 2012).

(k)(35)	Tenth Amendment to Securities Lending Authorization Agreement dated March 6, 2012 (incorporated by reference to Exhibit h(25) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).

(k)(36)	Eleventh Amendment to Securities Lending Authorization Agreement effective October 4, 2012 (incorporated by reference to Exhibit h(26) to Post-Effective Amendment No. 15 to the Registrant’s Registration Statement on Form N-1A, filed on February 28, 2013).

(k)(37)	Form of Subscription Agent Agreement is filed herewith.

(k)(38)	Form of Information Agent Agreement is filed herewith.

(l)(1)	Opinion and Consent of Counsel is incorporated by reference to Exhibit (l) to the Registrant’s Registration Statement on Form N-2, filed on April 2, 2026 (Securities Act File No. 333-292299).

(l)(2)	Opinion and Consent of Counsel is filed herewith.

(m)	Not applicable

(n)	Consent of Independent Registered Public Accounting Firm is incorporated by reference to Exhibit (n) to the Registrant’s Registration Statement on Form N-2, filed on April 2, 2026 (Securities Act File No. 333-292299).

(o)	Not applicable

(p)	Initial Capital Agreement is incorporated by reference to Exhibit (p) to the Registrant’s Registration Statement on Form N-2, filed on July 24, 1998 (Securities Act File No. 333-52373).

(q)	Not applicable

(r)	Code of Ethics of the Adviser is incorporated by reference to Exhibit (p)(1) to the Registration Statement on Form N-1A of The UBS Funds, filed on October 24, 2025 (Securities Act File No. 33-47287).

(s)(1)	Calculation of Filing Fee Tables (Initial Form N-2) is incorporated by reference to Exhibit (s)(1) to the Registrant’s Registration Statement on Form N-2, filed on December 19, 2025 (Securities Act File No. 333-292299).

(s)(2)	Calculation of Filing Fee Tables (Pre-Effective Amendment to Form N-2) is incorporated by reference to Exhibit (s)(2) to the Registrant’s Registration Statement on Form N-2, filed on April 2, 2026 (Securities Act File No. 333-292299).

(s)(3)	Calculation of Filing Fee Tables is filed herewith.

(t)	Power of Attorney is incorporated by reference to Exhibit (t) to the Registrant’s Registration Statement on Form N-2, filed on December 19, 2025 (Securities Act File No. 333-292299).

Item 26. Marketing Arrangements

The information contained under the section entitled “Plan of Distribution” in the Prospectus is incorporated by reference, and any information concerning any underwriters will be contained in the accompanying Prospectus Supplement, if any.

Item 27. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the offer described in this Registration Statement:

Legal	$300,000
Printing and Mailing	175,000
SEC Registration Fee	29,600
NYSE American listing fee	2,500
FINRA Fees	32,750
Auditing fees and expenses	20,000
Other	3,000
Total	$562,850

Note: Estimate is based on the aggregate estimated expenses to be incurred during a three-year shelf offering period.

Item 28. Persons Controlled by or Under Common Control with the Registrant

None.

Item 29. Number of Holders of Shares

As of February 28, 2026, there are the following number of Record Holders:

Title of Class	Number of Record Holders
Common Shares	637

Item 30. Indemnification

Pursuant to the Agreement and Declaration of Trust of the Registrant, the Registrant has agreed to indemnify its trustees and officers against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting his capacity as officer or trustee of the Registrant by reason of his having acted in any such capacity, except with respect to any matter as to which he shall not have acted in good faith in the reasonable belief that his action was in the best interest of the Registrant or, in the case of any criminal proceeding, as to which he shall have had reasonable cause to believe that the conduct was unlawful, provided, however, that no indemnitee shall be indemnified thereunder against any liability to any person or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence, or (iv) reckless disregard of the duties involved in the conduct of his position.

Item 31. Business and Other Connections of Investment Adviser

UBS AM (Americas) acts as investment adviser to the Registrant. UBS AM (Americas) renders investment advice to a wide variety of individual and institutional clients. The list required by this Item 31 of officers and Trustees of UBS AM (Americas), together with information as to their other business, profession, vocation or employment of a substantial nature during the past two years, is incorporated by reference to Schedules A and D of Form ADV filed by UBS AM (Americas) (SEC File No. 801-34910).

Item 32. Location of Accounts and Records

(1)	Credit Suisse High Yield Credit Fund

1285 Avenue of the Americas

New York, New York 10019

(Fund’s Articles, Bylaws and minute books)

(2)	UBS Asset Management (Americas) LLC

1285 Avenue of the Americas

New York, New York 10019

(records relating to its functions as investment adviser)

(3)	State Street Bank and Trust Company

One Lincoln Street

Boston, Massachusetts 02111

(records relating to its functions as administrator, custodian and accounting agent)

(4)	Computershare Trust Company, N.A.

P.O. Box 30170

College Station, TX 77842-3170

Item 33. Management Services

Not Applicable.

Item 34. Undertakings

(1)	Not applicable.

(2)	Not applicable.

(3)	The securities being registered will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933. Accordingly, the Registrant undertakes:

(a) to file, during and period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) to reflect in the prospectus any facts or events after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(1) if the Registrant is relying on Rule 430B [17 CFR 230.430B]:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (x), or (xi) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) if the Registrant is subject to Rule 430C [17 CFR 230.430C]: each prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) that for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser: (1) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933; (2) free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (3) the portion of any other free writing prospectus or advertisement pursuant to Rule 482 under the Securities Act of 1933 relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (4) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(4)	If applicable:

(a) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant under Rule 424(b)(1) under the Securities Act of 1933 shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7)

The Registrant undertakes to send by first class mail or other means designed to ensure equally prompt delivery within two business days of receipt of a written or oral request, any prospectus or Statement of Additional Information constituting Part B of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on the 21st day of April, 2026.

CREDIT SUISSE HIGH YIELD CREDIT FUND

By:	/s/ Omar Tariq
Omar Tariq
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

SIGNATURE	TITLE	DATE

/s/ Omar Tariq Omar Tariq	Chief Executive Officer and President	April 21, 2026

/s/ Rose Ann Bubloski Rose Ann Bubloski	Chief Financial Officer and Treasurer	April 21, 2026

* Laura A. DeFelice	Chair of the Board and Trustee	April 21, 2026

* Charles W. Gerber	Trustee	April 21, 2026

* Mahendra R. Gupta	Trustee	April 21, 2026

* Samantha Kappagoda	Trustee	April 21, 2026

* John G. Popp	Trustee	April 21, 2026

* Lee M. Shaiman	Trustee	April 21, 2026

*By:  /s/ Karen Regan

Karen Regan, as Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

(d)(2)	Form of Subscription Certificate for Common Shares

(d)(3)	Form of Notice of Guaranteed Delivery

(d)(4)	Form of Instrument of Designation of Rights

(h)	Form of Dealer Manager Agreement

(k)(37)	Form of Subscription Agent Agreement

(k)(38)	Form of Information Agent Agreement

(l)(2)	Opinion and Consent of Counsel

(s)(3)	Calculation of Filing Fee Tables

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